UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2017 (November 16, 2017)

TRONOX LIMITED

 (Exact name of registrant as specified in its charter)

Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Tresser Boulevard, Suite 1100	Lot 22 Mason Road
Stamford, Connecticut 06901	Kwinana Beach, WA 6167 Australia

(Address of principal executive offices, including zip code)

(203) 705-3800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

On November 16, 2017, Tronox Limited (the “Company”) issued a press release, and on November 17, 2017 filed a Current Report on Form 8-K, announcing the appointment of Jeffry N. Quinn (“Mr. Quinn”) as President and Chief Executive Officer of the Company.  This Amendment No. 1 to the Form 8-K is being filed to include disclosure regarding Mr. Quinn’s compensation as President and Chief Executive Officer and his related employment agreement with the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Mr. Quinn’s appointment as the Company’s President and Chief Executive Officer, on November 21, 2017, the Company entered into an employment agreement with Mr. Quinn with a start date no later than December 1, 2017 (the “Employment Agreement”). The Employment Agreement provides for Mr. Quinn to serve as the Company’s President and Chief Executive Officer. In connection with his commencement of employment, Mr. Quinn will be entitled to receive (i) a one-time cash payment equal to $50,000; (ii) a one-time grant of 115,000 Class A ordinary shares of the Company pursuant to the terms of the Company’s integration incentive award program created in connection with the proposed acquisition of Cristal’s TiO2 assets; and (iii) a 2018 equity-based incentive award with a grant date fair market value equal to $3,400,000.  In addition, the Employment Agreement provides for an annual base salary of no less than $1,000,000 and an annual cash target bonus opportunity of no less than 125% of base salary, with a maximum annual cash bonus opportunity of up to 200% of the target bonus. Mr. Quinn will also be eligible to receive annual equity awards as determined by the Human Resources and Compensation Committee, on the basis no less favorable to other senior executive officers of the Company. Mr. Quinn is also entitled to receive customary employee benefits commensurate with those provided to other Company senior executive officers.

In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason (as such terms are defined in the Employment Agreement), subject to the execution of a release of claims, Mr. Quinn will receive pursuant to the terms of the Employment Agreement: (i) Accrued Benefits (as such term is defined in the Employment Agreement); and (ii) an amount equal to two times the sum of his base salary plus his annual target bonus. In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason at any time during the 90-day period preceding, or twenty-four month period following a change in control of the Company, subject to the execution of a release of claims, Mr. Quinn will receive (i) Accrued Benefits; (ii) an amount equal to three times the sum of his base salary plus his annual target bonus; (iii) immediate full vesting in any unvested time-based equity incentive awards; and (iv) immediate vesting in any unvested performance-based equity incentive awards, assuming performance at target levels applicable to such awards had been achieved.

In addition, the Employment Agreement provides for (i) general restrictions on the disclosure of confidential information; (ii) an inventions assignment covenant; (iii) an agreement that during his employment and for a period of twenty-four months thereafter he will not compete with the Company’s business; (iv) an agreement that during his employment and for a period of twenty-four months thereafter he will not solicit the Company’s employees; and (v) a mutual agreement between Mr. Quinn and the Company that he will not disparage the Company, and the Company, as well as its executive officers and members of the board of directors, will not disparage Mr. Quinn.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated November 21, 2017, by and between Tronox Limited and Jeffry N. Quinn.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX LIMITED

By: /s/ Richard L. Muglia
Date: November 28, 2017	Name: Richard L. Muglia
Title: Senior Vice President, General Counsel and Secretary